Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF FIRST ALBANY COMPANIES INC.
Under Section 805 of the New York Business Corporation Law
FIRST: The name of the Corporation is First Albany Companies Inc.
SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 4, 1985.
THIRD: The amendment effected by this certificate of amendment is as follows: Paragraph FIRST of the Certificate of Incorporation relating to the name of the Corporation is hereby amended to read in its entirety as follows:
     “FIRST, The name of the Corporation is Broadpoint Securities Group, Inc.”
FOURTH: The Certificate of Incorporation is hereby further amended by adding a Paragraph TENTH to the Certificate of Incorporation pertaining to shareholder written consent as follows:
“TENTH, Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”
FIFTH: The foregoing amendments to the Certificate of Incorporation were authorized by the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon at a meeting of shareholders.

By:	/s/ Lee Fensterstock

Name:	Lee Fensterstock
Title:	Chairman and Chief Executive Officer

By:	/s/ Patricia Arciero-Craig

Name:	Patricia Arciero-Craig
Title:	Secretary